Exhibit 10.1

[Avon Letterhead]

March 20, 2017
Personal & Confidential
Jeff Benjamin
15 Hart Place
Nyack, NY 10960

Re:    Transition Letter Agreement and General Release of Claims
Dear Jeff:

This Transition Letter Agreement and General Release of Claims (this “Agreement”) sets forth the terms and conditions of a transition agreement with Avon Products, Inc. (“Avon” or the “Company”). It provides for salary continuation and certain other benefits (collectively, the “Transition Benefits”) to be provided to you in exchange for ongoing cooperation and support in transition of your position and other obligations described herein.
To be eligible for the Transition Benefits, you must: (1) work through the Avon-selected Separation Date; (2) timely sign this Agreement; (3) allow this Agreement to become effective and irrevocable (by not revoking it within seven days of your signature); and (4) if you signed this Agreement before the Separation Date, you must timely sign another general release of claims (the “Second General Release”) and allow the Second General Release to become effective and irrevocable (by not revoking it within seven days of your signature). A copy of this Second General Release is included with the Agreement. See Paragraph 18 herein regarding the timing requirements for deciding whether to execute these documents and the accompanying instructions in the Second General Release.
The below Paragraphs briefly describe the treatment of your benefits after the Separation Date (defined in Paragraph 1), including certain treatment available to you if you meet the terms and conditions of this Agreement. Please note, however, that the actual written plan documents for the relevant benefit plans set forth the terms and conditions of benefits and control in the event of differences described herein.

1.	Last Day of Active Employment
Your last day of active employment with Avon is currently anticipated to be on or after August 1, 2017, although we will confirm the actual date as we get closer (the actual date as selected by Avon, the “Separation Date”). Avon will provide you with at least thirty (30) days advance notice prior to the Separation Date.

2.	Transition Benefits

a.	Salary Continuation
If you accept this Agreement and become eligible to receive the Transition Benefits, you will be eligible for salary continuation for 52 weeks immediately following the Separation Date (referred to as the “Salary Continuation Period”) based upon your current annual salary of $700,000. Avon payroll will calculate the total amount of salary continuation payable, in accordance with Avon’s normal payroll practices.
Because you are one of the top 50 highest paid employees at Avon (a “specified employee”), under Internal Revenue Code Section 409A (“Section 409A”), the section which governs nonqualified deferred compensation, certain limitations may apply on how the salary continuation will be paid to you if the total payments exceed $540,000 (the “409A Limit). Since the total salary continuation is expected to exceed the 409A Limit, you will receive the salary continuation portion of the Transition Benefits in two tranches:

(x)
The first tranche (“Tranche A”) will be equal to the 409A Limit, payable over the Salary Continuation Period in substantially equal, bi-weekly installments (less applicable deductions) on each of Avon’s regular payroll dates. Note that this will be less than your current bi-weekly paycheck.

(y)
The second tranche (“Tranche B”) will be equal to the remaining amount of salary continuation owed to you under this Agreement in excess of the 409A Limit, payable from the first administratively feasible Avon regular payroll date that occurs in the seventh month following the Separation Date through the end of the Salary Continuation Period, in substantially equal, bi-weekly installments (less applicable deductions) on each of Avon’s regular payroll dates.

Where both tranches are being paid at the same time, there will be one check paid to you by Avon. You will note that this combined amount may be more than your current bi-weekly paycheck.
For the avoidance of doubt, payments under Tranche A are intended to be exempt from the requirements of Section 409A. Payments under Tranche B are intended to either be exempt from the requirements of Section 409A or satisfy any applicable requirements of Section 409A for payments of nonqualified deferred compensation to specified employees.

b.	Transportation Allowance
If you accept this Agreement and become eligible to receive the Transition Benefits, as part of the Transition Benefits you will be entitled to receive a transportation allowance for the three-month period following your last day of active employment. Normally this will paid in the same manner as it is paid as when you were an active employee. However, because you are a specified employee under Section 409A, you will be paid this benefit in a lump sum payment in the seventh month following the Separation Date.
If you do not accept this Agreement and therefore do not receive the Transition Benefits, your eligibility for a Transportation Allowance will end on the Separation Date.

c.	Executive Health Exam
If you accept this Agreement and become eligible to receive the Transition Benefits and if you have not already received your annual Executive Health Exam in the calendar year in which your Separation Date occurs, as part of the Transition Benefits you may still receive the exam for up to the earlier of three months following the Separation Date or the end of the calendar year in which the Separation Date occurs. Note, however, that because you are considered a specified employee under Section 409A, reimbursements for an Executive Health Exam after the Separation Date will be subject to a six-month delay from the Separation Date, and so any such reimbursements will be payable to you no earlier than the seventh month following the Separation Date.
If you do not accept this Agreement and therefore do not receive the Transition Benefits, your eligibility for an Executive Health Exam will end on the Separation Date.

d.	Other Transition Benefits

As part of the Transition Benefits, during the Salary Continuation Period, as explained below, you will be eligible to continue to participate in certain of Avon’s benefit plans in accordance with the provisions of the relevant plan documents, including any amendments to those plans that may be enacted from time to time, and any applicable elections that you may have on file with Avon. You will not, however, accrue any vacation days or be eligible for any other benefits provided to active employees during the Salary Continuation Period, other than those expressly provided for herein and/or as otherwise required by law.

3.	Retirement Plans

a.	Avon Products, Inc. Personal Retirement Account Plan (“PRA”)
If you accept this Agreement and are eligible for the Transition Benefits, during the Salary Continuation Period you will continue to be credited with service under the PRA pursuant to and in accordance with the terms of the PRA, including any amendments to the PRA that may be enacted from time to time. This means that as a participant under the Cash Balance benefit formula, you can only continue to accrue vesting service, if applicable, during the Salary Continuation Period. In the month following the end of the Salary Continuation Period, you first may take a distribution from the PRA in the form you then elect in accordance with the terms of the PRA.
If you do not accept this Agreement and therefore do not receive the Transition Benefits, your PRA benefit will be calculated with the service you have earned through the Separation Date in accordance with the terms of the PRA. In the month following the Separation Date, you may first take your PRA benefit in the form you then elect, in accordance with the terms of the PRA.

b.	Benefit Restoration Plan of Avon Products, Inc.
If you accept this Agreement and become eligible to receive the Transition Benefits, your benefit under the Benefit Restoration Pension Plan of Avon Products, Inc. (the “Restoration Plan”), if payable, will be calculated and paid taking into account the Salary Continuation Period in accordance with the terms of the Restoration Plan.
If you do not accept this Agreement and therefore do not receive the Transition Benefits, your Restoration Plan benefit will be calculated based upon your service through the Separation Date only and, if payable, will be paid in accordance with the terms of the Restoration Plan.

Because you are considered a specified employee under Section 409A, payments of benefits under the Restoration Plan will be subject to a six-month delay from the Separation Date, and so any benefits payable to you under the Restoration Plan will not commence until the seventh month following the Separation Date.

c.	Avon Personal Savings Account Plan
With respect to the Avon Personal Savings Account Plan (the “PSA”), also known as the 401(k) Plan, you are considered a terminated employee on the Separation Date. Even if you accept this Agreement and are eligible to receive the Transition Benefits, you will not be entitled to participate in the PSA during the Salary Continuation Period. Whether or not you accept this Agreement and become eligible for the Transition Benefits, upon the Separation Date you may take a distribution of your benefits immediately. You may roll over the contents of your PSA account into an Individual Retirement Account or other tax-deferred savings account in accordance with the PSA and applicable tax rules. Please consult with your accountant or tax advisor before doing so. Any outstanding PSA loans you may have are payable within three months after your Separation Date if you do not make arrangements to continue to make regular loan repayments after the Separation Date through the PSA third party administrator, Empower Retirement. You should contact Empower Retirement if you have an outstanding plan loan.

4.	Cash Incentive Award
As a reminder, all cash incentive awards are subject to Avon’s compensation recoupment policy. It is expected that you will be a participant in the Avon Products, Inc. 2013-2017 Executive Incentive Plan (the “Annual EIP”) for 2017. Regardless of whether or not you accept this Agreement and become eligible for the Transition Benefits, payments, if any, any Annual EIP award is governed by the terms of the Annual EIP and are triggered by the attainment of performance measures, as determined in accordance with Company policies. Payment, if any, of the 2017 Annual EIP award, will be made in 2018 at the same time active 2017 Annual EIP participants receive their payments. Even if you accept this Agreement and become eligible for the Transition Benefits, you are not eligible for an award for any years after 2017 under the Annual EIP or any other bonus program.

5.	Equity Awards
Regardless of whether or not you accept this Agreement and become eligible for the Transition Benefits, each equity award (such as restricted stock units and stock options) will continue to be governed by the applicable equity agreement(s) and the applicable stock incentive plan(s) (including, but not limited to, terms and conditions regarding vesting and settlement of awards).

6.	Health and Welfare Plans & Other Benefits
If you accept this Agreement and become eligible to receive the Transition Benefits, and provided that you are a participant in the applicable Avon plan as of the Separation Date, during the Salary Continuation Period, as part of the Transition Benefits, you will continue to be eligible to participate in the following benefit plans: Medical, Dental, Vision, Employee Assistance Program, Group Life Insurance, Supplemental Group Life Insurance, Group Accidental Death and Dismemberment (“AD&D”) and Supplemental Group AD&D. For those plans requiring premium payments, you will be required to pay the same portion of the total premium as an active associate pays. If you elect to continue Medical, Dental and/or Vision coverage, your benefit coverage level will be provided at the benefit coverage level that you previously selected, subject to Avon’s right to amend, modify, or terminate such arrangements at any time. But note, however, because you are considered one of the top 25% highest paid associates at Avon per IRS regulations, you will be paying your entire premiums on an after-tax basis and your Form W-2s will include imputed income equal to value of the subsidized premiums being provided by Avon, as required by the Internal Revenue Code. Because of this required tax treatment, the cost to you of continuing coverage may be substantially higher than while you were actively employed. You may wish to consult a tax advisor to see how this change may impact you.
Also, in the event that during the Salary Continuation Period you should become employed by another employer and are provided with medical and/or dental insurance coverage, you may either drop your Avon coverage or continue your coverage under both plans. Under the second alternative, your coverage will be coordinated between the two plans, with your new employer’s plan serving as the primary payer. In the event that your group health plan coverage ceases during the Salary Continuation Period due to a “qualifying event,” or due to the expiration of the Salary Continuation Period, you will then be entitled to elect continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at your own expense, assuming you satisfy the requirements of COBRA.
In addition, pursuant to Section 409A, the following rules apply to your continued receipt of the above welfare benefits and benefits described in Paragraph 2(b) and 2(c) above to the extent those benefits are not exempt from the requirements of

Section 409A: (x) to the extent that any such benefit is provided via reimbursement to you, no such reimbursement will be made by Avon later than the end of the year following the year in which the underlying expense is incurred; (y) any such benefit provided by Avon in any year will not be affected by the amount of any such benefit provided by Avon in any other year; and (z) under no circumstances will you be permitted to liquidate or exchange any such benefit for cash or any other benefit.
If you do not accept this Agreement and therefore do not receive the Transition Benefits, your participation in the Medical, Dental, Vision, Employee Assistance Additional, Group Life Insurance, Supplemental Group Life Insurance, Group AD&D and Supplemental Group AD&D will generally end on the Separation Date (or no later than the last day of the month in which the Separation Date occurs, pursuant to the terms of each plan and/or policy). You are entitled to elect to continue group health plan coverage under COBRA at your own expense, assuming you satisfy the requirements of COBRA. Information regarding COBRA coverage would be sent to you under separate cover.
Other Welfare Benefits
Regardless of whether or not you accept this Agreement, your participation in the Short-Term and Long-Term Disability plans, the Flexible Spending Accounts, and the Transit Incentive Plan will cease following the Separation Date (except that you may continue to participate in the Health Care Flexible Spending Account for the remainder of the calendar year in which the Separation Date occurs in accordance with COBRA, assuming you satisfy the requirements of COBRA and assuming that you elect COBRA). You will receive separate paperwork required to elect COBRA continuation coverage for the Health Care Flexible Spending Account.
If you participate in the Transit Incentive Program, you will have 90 days after the Separation Date to spend the remaining pre-tax and after-tax funds on your WageWorks Transit Commuter Card.  After the 90-day period has expired, the post-tax contributions will be returned to you. Pre-tax contributions, per regulations, will be forfeited.  For more information please contact WageWorks at 877-924-3967.
Also, when your group life insurance coverage terminates (either immediately, or if you accept this Agreement and receive the Transition Benefits, at the end of the Salary Continuation Period), you may be entitled to convert the group coverage to individual life insurance coverage. Please contact the group life insurance vendor

(currently Liberty Mutual) before your group life insurance coverage terminates for details.
Financial Planning and Tax Preparation
Regardless of whether or not you accept this Agreement, your eligibility for Financial Planning and Tax Preparation will end on the Separation Date.

7.	Transition Services and Your Other Obligations to Avon

Except as otherwise provided in this Agreement, in consideration of your receipt of the Transition Benefits, you agree to the following:

a.
Cooperation and Transition Services: By signing this Agreement and, if applicable, the Second General Release, you are agreeing that you may be reasonably requested from time to time by Avon: (x) to advise and consult on matters within or related to your expertise and knowledge in connection with the business of Avon; (y) to make yourself available to Avon to respond to requests for information concerning matters involving facts or events relating to Avon; and (z) to assist with pending and future litigation, investigations, arbitrations, and/or other dispute resolution matters. You understand that, with respect to any consultation services or assistance provided by you under this paragraph, you will not be credited with any compensation, service or age credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Avon, unless such employee benefit plan otherwise expressly and specifically provides for such credit.

b.
Confidentiality: You agree to keep and hold in strict trust all Confidential Information that you obtained or generated during or as a result of your employment at Avon. You promise not to knowingly use, disclose, copy, distribute or reverse-engineer, directly or through persons interposed, without Avon’s prior written consent (which may only be provided by a Senior Vice President or higher officer), as and from this date, and at any time, Avon’s Confidential Information. For this purpose, “Confidential Information” means any secret, confidential, and/or proprietary information or knowledge relating to Avon or related to any of Avon’s affiliated companies, and/or their respective businesses, agents, employees, customers and independent sales representatives, that is not generally known to the public. Such Confidential Information includes, but is not limited to, financial information and projections, marketing information and plans, product formulations, samples, processes, production methods, intellectual property and trade secrets, data, know-how, sales, market development programs and plans, and other types of information not generally known to the public, including non-public unpublished or pending patent applications and all related patent rights, techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. Confidential Information for purposes of this Agreement shall not include concepts, techniques, fictitious case studies or other educational material developed, created or authored by you for purposes of ethics and compliance training and communications (“E&C Concepts”) so long as such E&C Concepts include no proprietary, secret or confidential information relating to Avon’s business operations outside of ethics and compliance. Notwithstanding your confidentiality obligations, you are permitted to disclose Confidential Information that is required to be disclosed by you pursuant to judicial order or other legal mandate, provided that you have given Avon prompt notice of the disclosure requirement, and that you fully cooperate with any efforts by Avon to obtain and comply with any protective order imposed on such disclosure.
In accordance with the Defend Trade Secrets Act of 2016, you are hereby notified by Avon that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified by Avon that, if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, then you may disclose the employer’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

c.
Use of Confidential Information: You agree that you will not use Avon’s Confidential Information in connection with any publicity, advertising, endorsement or other promotion. You further agree not to use Avon’s trademarks, logos, service marks or other intellectual property in any form of advertising, publicity or release without Avon’s prior written approval. You understand that nothing in this Agreement shall be construed to prevent lawful communications regarding working conditions, or other terms and conditions of employment protected under Section 7 of the National Labor Relations Act or applicable state law.

d.
Non-solicitation: You will not, without Avon’s prior written consent (which may only be provided by a Senior Vice President or higher officer), during the Salary Continuation Period, directly or indirectly hire, solicit, or aid in the solicitation of, any employee of Avon or an affiliated company, including any solicitation or recruitment of such employee to take him or her away from or to leave his or her Avon employment to work for any other employer or other entity.

e.
By signing this Agreement and, if applicable, the Second General Release, you acknowledge that you understand that violations of any of the preceding covenants are material and that any violations may result in a forfeiture, at Avon’s sole discretion, of your benefits and payments under this Agreement (including salary continuation, whether or not already paid), but do not relieve you of your continuing obligations under this Agreement. You agree that Avon’s remedies at law for any breach by you of the preceding covenants will be inadequate and that Avon will also have the right to obtain immediate injunctive relief, without a bond, so as to prevent any continued breach of any of these covenants, in addition to any other available legal remedies. It is understood that any remedy available at law or in equity shall be available to Avon should the preceding covenants be breached.

f.
By signing this Agreement and the Second General Release, if applicable, to the fullest extent allowed by law, you agree not to commence, join, participate in, or assist any lawsuit, action, investigation or proceeding arising from or relating to any act or omission by any of the “Avon Released Parties” (as that term is defined both in this Agreement in Paragraph 13 below and, if applicable in the Second General Release) unless you are compelled by law to do so and you also agree not to recover or seek to recover any damages, backpay or other monetary relief as part of any action or class action brought by any other individual, the EEOC, or any other civil rights or governmental agency.

8.
Return of Avon Property: On or before the end of the Salary Continuation Period, you agree to promptly deliver to Avon, and not keep in your possession, duplicate, or deliver to any other person or entity, any and all property (whether in hard copy, physical form, or electronic form) that belongs to Avon or any of its affiliated companies, including, without limitation, automobiles, computer hardware and software, cell phones, Blackberrys, iPhones, Androids, other smartphones, iPads, other tablets, thumb drives, other electronic equipment, keys, credit cards, identification cards, records, files, data, and other documents and information, including any and all copies of the foregoing.

9.
Entire Agreement and Amendments to Agreement: You acknowledge that the only consideration for your execution and non-revocation of this Agreement (which includes a general release of claims) and, if applicable, your execution and non-revocation of the Second General Release are the benefits which are expressly stated in this document. All other promises or agreements of any kind, including, but not limited to, your offer letter agreement with Avon dated September 10, 2012 (other than the provision that expressly excludes you from coverage under the Avon Products, Inc. Severance Pay Plan), that have been made by or between the parties or by any other person or entity whatsoever that are related to the subject matter of this Agreement are superseded, revoked and cancelled by this Agreement, except that any arbitration, nondisclosure, intellectual property protection, non-solicit, or classified information provisions and/or agreements with the Company continue to apply in accordance with their terms (and the greater protection to Avon applies in the event of any conflict between this Agreement and such other agreements) and any plans (such as the PRA), equity award agreements, or policies that are referenced in this Agreement as continuing to be applicable (including, without limitation, the Company’s “Associate Arbitration Policy”) are not superseded and will remain in effect. In addition, any compensation recoupment provisions, practices or policies, will continue to apply, as applicable. You agree that this Agreement and, if applicable, the Second General Release, may not be changed orally, by email, or by any other form of electronic communication, but only by a written agreement, signed by both you and an authorized representative of Avon.

10.
Severability: You agree that the provisions of this Agreement and, if applicable, the Second General Release are severable. If a provision or any part of a provision is held to be invalid under any law or ruling, all of the remaining provisions of this Agreement and, if applicable, the Second General Release, will remain in full force and effect and be enforceable to the extent allowed by law. If any restriction contained in this Agreement or, if applicable, the Second General Release is held to be excessively broad as to duration, activity, or scope, then you agree that such restriction may be construed, “blue-penciled” or judicially modified so as to be limited or reduced to the extent required to be enforceable under applicable law.

11.
Voluntary Nature: You are not required to accept this Agreement. Any election to do so by you is completely voluntary. By signing this Agreement and, if applicable, the Second General Release, you warrant and represent that you have read this entire Agreement and, if applicable, the Second General Release, that you have had an opportunity to consult fully with an attorney, and that you fully understand the meaning and intent of this Agreement and, if applicable, the Second General Release. Further, you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act.

12.
Governing Law: You agree that this Agreement (which includes a general release of claims) and, if applicable, the Second General Release will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and federal law where applicable. Any legal action to enforce this Agreement, and, if applicable the Second General Release, by either party, shall be subject to arbitration in accordance with Avon’s “Associate Arbitration Policy”. To the extent that Avon is seeking equitable relief to enforce your obligations under this Agreement, Avon may seek such relief as provided in the Paragraph above entitled Your Obligations to Avon in any federal, state or local court in any jurisdiction.

13.	General Release of Claims
In consideration of the Transition Benefits herein and the other terms and conditions of this Agreement, you agree, on behalf of yourself and your heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as provided by this Agreement) Avon and its affiliated companies and each of their respective current and former officers, directors, associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, employee benefit plan administrators, representatives, attorneys, shareholders, successors and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, suits, losses, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature (“Claims”), that you and your heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation:

•	All Claims arising from your employment relationship with Avon and the termination of such relationship;

•	All Claims arising under any federal, state, or local constitution, statute, rule, or regulation, or principle of contract law or common law;

•	All Claims for breach of contract, wrongful discharge, tort, breach of common-law duty, or breach of fiduciary duty;

•	All Claims for benefits under the Avon Products, Inc. Severance Pay Plan or severance under any other Avon plan, policy or program;

•	All Claims for violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation, as applicable:

◦	The Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.;

◦	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.;

◦	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”);

◦	The Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.;

◦	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.;

◦	The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq.;

◦	The Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. §§ 2000ff et seq.;

◦	The National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq. (the “NLRA”);

◦	the Fair Credit Reporting Act, as amended, 15 U.S.C. §§ 1681 et seq.;

◦	“Whistleblower” laws (other than as provided for in Paragraph 14 herein) and laws protecting “whistleblowers” from retaliation;

◦	The New York State Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq.; the New York State Worker Adjustment and Retraining Notification Act, as amended, N.Y. Labor Law §§ 860 et seq.; Article 6 of the New York Labor Law, as amended, N.Y. Labor Law §§ 190 et seq.; the New York Nondiscrimination for Legal Actions Law, as amended, N.Y. Labor Law § 201-d; the New York State Fair Credit Reporting Act, as amended, N.Y. Gen. Bus. Law §§ 380 et seq.; Article 23-A of the New York State Corrections Law, as amended, N.Y. Correc. Law §§ 750 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; the New York City Earned Sick Time Act, as amended, N.Y.C. Admin. Code §§ 20-911 et seq.; the New York City Stop Credit Discrimination in Employment Act, as amended, N.Y.C. Admin. Code §§ 8-102(29), 8-107(9)(d), 8-107(24); and the New York City Fair Chance Act, as amended, N.Y.C. Admin. Code §§ 8-102(5), 8-107(9) et seq.;

◦	Any other state’s and local government’s human rights laws, anti-discrimination laws, and “plant closing”/mini-WARN Act laws;

◦
Anti-retaliation laws, including without limitation retaliation claims under the New York State Workers' Compensation Law, as amended, N.Y. Workers' Comp. Law § 120, and the New York State Disability Benefits Law, as amended, N.Y. Workers' Comp. Law § 241; and

◦	Any other federal, state, or local constitution, statute, rule, or regulation;

provided, that you do not release or discharge the Avon Released Parties: (x) from any Claims arising after the date on which you execute this Agreement (except, where applicable, you later execute and do not revoke the Second General Release); (y) from any Claims for a breach by Avon of its obligations under this Agreement; or (z) from any Claims that by law cannot be released or waived. It is understood that the release herein does not release the Avon employee benefit plans from any claims for vested benefits that you have under the terms of any of Avon’s employee benefit plans applicable to you. It is further understood that nothing in this General Release of Claims shall preclude or prevent you from challenging the validity of this General Release of Claims solely with respect to any waiver of any Claims arising under the ADEA after the date on which you execute this General Release of Claims.
Nothing in this Agreement is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied.

You represent and warrant that you have not filed any complaint, charge, claim, or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to your employment and the cessation thereof or to any claim released in this Agreement, and that you are not currently aware of any facts or basis for filing such a complaint, charge, claim, or proceeding against any of the Avon Released Parties. Except as otherwise provided in this Agreement, you agree that, if you or any other person or entity files an action, complaint, charge, claim, or proceeding against any of the Avon Released Parties, you will not seek or accept any monetary, equitable, or other relief in such action, complaint, charge, claim, or proceeding (including without limitation, relief that would provide you with reinstatement to employment with Avon) and that you will take all available steps/procedures to withdraw and/or dismiss the complaint, charge, claim or proceeding, regardless of who filed or initiated such complaint, charge, claim, or proceeding, whether pursued solely on your behalf or on behalf of a greater class of individuals.
If you are employed in, or, were formerly employed in the State of California, you additionally acknowledge that you are aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the general release which if known by him must have materially affected his settlement with the debtor.”
If you are employed in, or, were formerly employed in the State of California, by signing this Agreement, you hereby waive and relinquish all rights and benefits which you may have under Section 1542 of the California Civil Code and under the law of any other state or jurisdiction to the same or similar effect. You represent and warrant that you have the authority to enter into this general release on your behalf individually and to bind all persons and entities claiming through you.
You acknowledge: (w) that you are receiving valuable consideration in exchange for your execution of this Agreement, and if applicable, the Second General Release, that you would not otherwise be entitled to receive; (x) that you were given at least twenty-one (21) days in which to consider this Agreement and the Second General Release; (y) that any changes made to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period; and (z) that you are entitled to revoke this Agreement and the Second General Release (if applicable) in writing, within seven (7) days after you sign each, respectively. Such revocation must be delivered to the Company as provided herein within the applicable seven (7)-day period, in which case you will receive no benefits under the Agreement and neither this Agreement, nor your eligibility for Transition Benefits, will go into effect.

14.	Reservation of Certain Rights
You understand that nothing in this Agreement is intended, and nothing in this Agreement will be construed, to prevent, interfere with, or otherwise restrict communications or actions protected or required by applicable law, including the legitimate exercise of any Section 7 rights under the NLRA that you may have during your employment with Avon (such as discussing terms and conditions of employment and other workplace conditions).
Protection of Whistleblower Rights: This Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected rights that you may have under any applicable statutes, regulations and rules intended to protect whistleblowers (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

15.
Compliance with Laws/Tax Treatment: Avon will comply with all payroll/tax withholding requirements and will include in income these benefits as required by law. Avon cannot guarantee the tax treatment of any of these benefits and makes no representation regarding the tax treatment.

16.
Internal Revenue Code Section 409A: The parties hereto have made a good faith effort to comply with current guidance under Section 409A. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, including, without limitation, that references to “termination of employment” and like terms, with respect to payments and benefits that are provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, will be interpreted to mean “separation from service” (as defined in Section 409A). In the event that amendments to this Agreement are necessary in order to comply with Section 409A or to minimize or eliminate any income inclusion and penalties under Section 409A (e.g., under any document or operational correction program), Avon and you agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis, as needed. To the extent that any amount payable or benefit to be provided under this

Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in Section 409A), and you are a “specified employee” (as defined in Section 409A and determined pursuant to procedures adopted by Avon from time to time) on your separation from service date, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit will not be made or provided to you during the six (6) month period following your separation from service. Notwithstanding the foregoing, Avon makes no representation to you about the effect of Section 409A on the provisions of this Agreement and Avon shall have no liability to you in the event that you become subject to taxation under Section 409A (other than any tax reporting and/or withholding obligations that Avon may have under applicable law).

17.
Challenge to the Validity of the Agreement and Communication with Government Agency: Nothing in this Agreement: (y) limits or affects your right to challenge the validity of the General Release of Claims under the ADEA or the Older Workers Benefit Protection Act; or (z) precludes you from filing an administrative charge or otherwise communicating with any federal, state or local government office, official or agency. However, you promise and agree never to seek or accept any damages, or other legal remedies, or any equitable remedies or relief (including, without limitation, relief that would provide you with reinstatement to employment with Avon), and hereby waive any right to recovery of any such damages, remedies or other relief for you personally with respect to any claim released by Paragraph 13, regardless of whether another person or entity or you initiate the underlying action related to the Claim. You also promise and agree not to voluntarily offer to be a witness and/or voluntarily provide evidence in support of any lawsuit brought by a third party (excluding governmental agencies) against Avon or the Avon Released Parties (as defined in the General Release of Claims above).

18.
Permissible Time to Sign Agreement and Possible Second General Release. If you do not sign this Agreement and return it to Avon within twenty-one (21) days after the date on which you receive this Agreement and, if applicable, if you do not sign the Second General Release and return it within twenty-one (21) days following the Separation Date, then the offer of Transition Benefits described herein will expire. As long as you sign and return this Agreement within this time period, you will have seven (7) days immediately after the date of your signature to revoke your decision by delivering, within the seven (7) day period, written notice of revocation to the Senior Vice President, Human Resources. If you do

not revoke your decision during that seven (7)-day period, then this Agreement will become effective on the eighth (8th) day. Note that similar consideration and revocation rules apply to the Second General Release (except that the consideration period begins on the Separation Date and the revocation period begins on the date you sign the Second General Release). If you timely sign and return this Agreement and, if applicable, the Second General Release and do not revoke the Agreement, and, if applicable, the Second General Release, each will become effective, respectively, on the day following the expiration of their respective seven (7)-day revocation periods.

You understand that the present offer of the Transition Benefits is made without prejudice and is conditional upon its unqualified acceptance and compliance with the execution and delivery requirements described above for this Agreement, and, if applicable, for the Second General Release.

[Signatures on next page]

A duplicate copy of this Agreement and the Second General Release is attached for your files. Please sign and date both copies of this Agreement, in the spaces provided, returning one copy to Avon and retaining the other copy for your records.
Sincerely,
AVON PRODUCTS, INC.

By: /s/Gina Fitzsimons______________
Gina Fitzsimons
Group Vice President HR,
Compensation and Benefits and Global Functions

You have carefully reviewed, understood and agree with the terms and conditions specified in this Agreement above. You have signed to indicate your acceptance thereof.

Date: __3/20/17_______    By: /s/Jeff Benjamin_____________
Jeff Benjamin

SECOND GENERAL RELEASE

A.	General Release of Any Claims That May Have Arisen During the Period From the Date of “Transition Letter Agreement and General Release of Claims” Through the Date of This Second General Release:
As one of the conditions of my eligibility for, and in consideration of my receipt of, the Transition Benefits as set forth in the Transition Letter Agreement and General Release of Claims between Avon Products, Inc. (“Avon”) and Jeff Benjamin, dated March 20, 2017 (the “Agreement”), and in consideration of the other terms and conditions of the Agreement, I agree, on behalf of myself and my heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as otherwise provided by the Agreement and this Second General Release), Avon and its affiliated companies and each of their respective current and former officers, directors, associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, employee benefit plan administrators, representatives, attorneys, shareholders, successors and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, suits, losses, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature (“Claims”), that I and my heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the date I signed the Agreement to the date hereof, including, without limitation:

•	All Claims arising from my employment relationship with Avon and the termination of such relationship;

•	All Claims arising under any federal, state, or local constitution, statute, rule, or regulation, or principle of contract law or common law;

•	All Claims for breach of contract, wrongful discharge, tort, breach of common-law duty, or breach of fiduciary duty;

•	All Claims for benefits under the Avon Products, Inc. Severance Pay Plan or severance under any other Avon plan, policy or program;

•	All Claims for violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation, as applicable:

◦	The Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.;

◦	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.;

◦	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”);

◦	The Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.;

◦	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.;

◦	The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq.;

◦	The Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. §§ 2000ff et seq.;

◦	The National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq. (the “NLRA”);

◦	the Fair Credit Reporting Act, as amended, 15 U.S.C. §§ 1681 et seq.;

◦	“Whistleblower” laws (other than as provided for in Paragraph C(vi) below) and laws protecting “whistleblowers” from retaliation;

◦
The New York State Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq.; the New York State Worker Adjustment and Retraining Notification Act, as amended, N.Y. Labor Law §§ 860 et seq.; Article 6 of the New York Labor Law, as amended, N.Y. Labor Law §§ 190 et seq.; the New York Nondiscrimination for Legal Actions Law, as amended, N.Y. Labor Law § 201-d; the New York State Fair Credit Reporting Act, as amended, N.Y. Gen. Bus. Law §§ 380 et seq.; Article 23-A of the New York State Corrections Law, as amended, N.Y. Correc. Law §§ 750 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; the New York City Earned Sick Time Act, as amended, N.Y.C. Admin. Code §§ 20-911 et seq.; the

New York City Stop Credit Discrimination in Employment Act, as amended, N.Y.C. Admin. Code §§ 8-102(29), 8-107(9)(d), 8-107(24); and the New York City Fair Chance Act, as amended, N.Y.C. Admin. Code §§ 8-102(5), 8-107(9) et seq.;

◦	Any other state’s and local government’s human rights laws, anti-discrimination laws, and “plant closing”/mini-WARN Act laws;

◦
Anti-retaliation laws, including without limitation retaliation claims under the New York State Workers' Compensation Law, as amended, N.Y. Workers' Comp. Law § 120, and the New York State Disability Benefits Law, as amended, N.Y. Workers' Comp. Law § 241; and

◦	Any other federal, state, or local constitution, statute, rule, or regulation;

provided that I do not release or discharge the Avon Released Parties: (1) from any Claims arising after the date on which I execute this Second General Release; (2) from any Claims for a breach by Avon of its obligations under the Agreement or this Second General Release; or (3) from any Claims that by law cannot be released or waived. It is understood that this Second General Release does not release the Avon employee benefit plans from any claims for vested benefits that I may have under the terms of any of Avon’s employee benefit plans applicable to me. It is further understood that nothing in this Second General Release will preclude or prevent me from challenging the validity of the Second General Release solely with respect to any waiver of any Claims arising under the ADEA after the date on which I execute this Second General Release.

B.	Challenge to the Validity of the Agreement and Communication with Government Agency:
Nothing in this Second General Release (i) limits or affects my right to challenge the validity of the Second General Release of Claims under the ADEA or the Older Workers Benefit Protection Act; or (ii) precludes me from filing an administrative charge or otherwise communicating with any federal, state or local government office, official or agency. However, I promise and agree never to seek or accept any damages or other legal remedies, or any equitable remedies or relief (including, without limitation, relief that would provide me with reinstatement to employment with Avon), and hereby waive any right to recovery of any such damages, remedies or other relief for myself personally with respect to any Claim released by Paragraph A, regardless of whether another person or entity or I initiate the underlying action related to the Claim. I also promise and agree not to voluntarily offer to be a witness and/or voluntarily provide evidence in support of any lawsuit brought by a third party (excluding governmental agencies) against one or more of the Avon Released Parties.
C.     Other Representations and Reservation of Certain Rights:
I make the following additional representations, which I acknowledge the Company has relied upon in entering into this Second General Release:

i.	Nothing in this Second General Release is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

ii.
I represent and warrant that as of today’s date, I have not filed any complaint, charge, claim, or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to my employment and the cessation thereof or to any claim released in the Agreement or this Second General Release, and that I am not currently aware of any facts or basis for filing such a complaint, charge, claim, or proceeding against any of the Avon Released Parties. Except as otherwise provided in the Agreement and this Second General Release, I agree that, if I or any other person or entity files an action, complaint, charge, claim, or proceeding against any of the Avon Released Parties, I agree that, to the maximum extent permitted by law, I will not seek or accept any monetary, equitable, or other relief in such action, complaint, charge, claim, or proceeding (including without limitation relief that would provide me with reinstatement to employment with Avon), and that I will take all available steps/procedures to withdraw and/or dismiss the complaint, charge, claim or proceeding, regardless of who filed or initiated such complaint, charge, claim or proceeding, whether pursued solely on my behalf or on behalf of a greater class of individuals.

iii.
If I am employed in, or was formerly employed in the State of California, I acknowledge that I am aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the general release which if known by him must have materially affected his settlement with the debtor.”

v

If I am employed in, or, was formerly employed in the State of California, by signing this Second General Release, I hereby waive and relinquish all rights and benefits which I may have under Section 1542 of the California Civil Code and under the law of any other state or jurisdiction to the same or similar effect.

iv.	I represent and warrant that I have the authority to enter into this Second General Release on my behalf individually and to bind all persons and entities claiming through me.

v.	I understand that nothing in the Agreement or this Second General Release will limit or interfere with any rights that I may have under Section 7 of the NLRA.

vi.
Protection of Whistleblower Rights: I understand that this Second General Release is not intended to, and shall be interpreted in a manner that does not, limit or restrict me from exercising any legally protected rights that I may have under any applicable statutes, regulations and rules intended to protect whistleblowers (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

vii.
I acknowledge that Avon has advised me, and hereby advises me, to consult with legal counsel prior to signing the Agreement and the Second General Release. I represent and warrant that I fully understand the terms of the Agreement and the Second General Release, that I have been encouraged to seek the benefit of advice of counsel and either have done so or have knowingly and voluntarily waived my right to do so, and that and I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as my own free act. I understand that as a result of signing the Agreement and the Second General Release (subject to Paragraph B above), I will not have the right to assert that Avon or any other Avon Released Party unlawfully terminated my employment or violated any of my rights in connection with my employment with Avon or the cessation thereof.

I acknowledge that I was afforded at least twenty-one (21) days (the “consideration period”) to consider whether to sign this Second General Release (it was included with my Agreement) during which time Avon did not change or revoke the terms of this Second General Release or the Agreement. I understand that, in order to receive the Transition Benefits, I must sign and return this Second General Release no earlier than my last day of active employment and no later than the end of the consideration period specified in my Agreement.
I understand that if I do not sign this Second General Release and return it to Avon within the time period specified above, then I will not be entitled to any Transition Benefits. I understand that, as long as I sign and return this Second General Release within the consideration period, I will have seven (7) days immediately after the date of my signature in which I may revoke my decision to sign this Second General Release by delivering, within the seven (7) day period, written notice of revocation to the Senior Vice President, Human Resources. If I do not revoke my decision during that seven (7) day period, then this Second General Release will become effective on the eighth (8th) day after I sign it and will be irrevocable.
I acknowledge: (w) that I am receiving valuable consideration in exchange for the execution of the Agreement and this Second General Release that I would not otherwise be entitled to receive; (x) that I was given at least twenty-one (21) days in which to consider the Agreement and a separate twenty-one (21) days in which to consider the Second General Release; (y) that any changes made to the Agreement or Second General Release, whether material or immaterial, will not restart their respective twenty-one (21) day consideration periods; and (z) that I am entitled to revoke the Agreement and the Second General Release in writing, within seven (7) days after I sign each, respectively. Such revocation must be delivered to the Company as provided herein within the applicable seven (7)-day period, in which case I will receive no benefits described in the Agreement, and neither the Agreement, the Second General Release nor my eligibility for Transition Benefits, will go into effect.
This Second General Release shall be governed by the laws of the State of New York without giving effect to its conflict of laws principles.

Date: _________________    By: _____________________________
Jeff Benjamin